Exhibit 99.1

Tesla Announces Follow-On Offering of Common Stock

May 25, 2011

PALO ALTO, Calif.— Tesla Motors, Inc. (Nasdaq: TSLA), a manufacturer of high-performance fully electric vehicles and advanced electric vehicle powertrain components, today announced a follow-on offering of 5,300,000 shares of its common stock. All 5,300,000 shares are being offered by the company. In addition, the company has granted the underwriter a 30-day option to purchase up to an additional 795,000 shares of common stock.

Additionally, in a private placement to occur concurrently with the public offering, Elon Musk, Tesla’s Chief Executive Officer and Cofounder, plans to purchase 1,500,000 shares of common stock directly from Tesla at the public offering price and Blackstar Investco LLC, an affiliate of Daimler AG, plans to purchase up to approximately 644,475 shares of common stock directly from Tesla at the public offering price.

Tesla Motors intends to use a portion of the net proceeds from this offering and the concurrent private placement to fund the development of its Model X crossover vehicle.

Goldman, Sachs & Co. is acting as sole book-running manager for the public offering.

The offering of these securities will be made only by means of a prospectus, copies of which may be obtained from Goldman, Sachs & Co., via telephone: (866) 471-2526; facsimile: (212) 902-9316; email: prospectus-ny@ny.email.gs.com; or standard mail at Goldman, Sachs & Co., Attn: Prospectus Department, 200 West Street, New York, NY 10282-2198.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Contacts

Press Contact:

Khobi Brooklyn

Tesla Motors

kbrooklyn@teslamotors.com